Exhibit 5.1

August 17, 2004

SFSB, Inc.

1614 Churchville Road

Bel Air, Maryland 21015

Re:	SFSB, Inc. 2005 Stock Option Plan and SFSB, Inc. 2005 Recognition and Retention Plan (collectively, the “Plans”) - Registration Statement on Form S-8 for 204,127 Shares of Common Stock

Ladies and Gentlemen:

We have acted as counsel for SFSB, Inc. (the “Company”) in connection with the registration under the Securities Act of 1933, as amended, (the “Act”) on Form S-8 of 145,805 shares of the Company’s Common Stock, $0.01 par value (the “Common Stock”), to be issued under the SFSB, Inc. 2005 Stock Option Plan and 58,322 shares of Common Stock to be issued under the SFSB, Inc. 2005 Recognition and Retention Plan (collectively, the “Shares”). As such counsel, we have made such legal and factual examinations and inquiries as we deemed advisable for the purpose of rendering this opinion.

Based on the foregoing, it is our opinion that the Shares reserved for issuance under the Plans have been duly and validly authorized and upon the issuance and delivery of the Shares in the manner and for the consideration described under each of the Plans, will be legally issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion as an exhibit to the Company’s Registration Statement on Form S-8. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ Ober, Kaler, Grimes & Shriver
OBER, KALER, GRIMES & SHRIVER